EXHIBIT 99.2

FISION Corporation

The following table presents the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2021:

	FISION	Score, Inc.	Proforma Adjustments	Proforma Combined
Sales, net	$150,365	$215,097	$-	$365,462
Cost of goods sold	49,233	-	-	49,233
Gross profit	$101,132	$215,097	$-	$316,229

Operating expenses	507,136	220,398	-	727,534

Net income (loss) before other expenses	(406,004)	(5,301)	-	(411,305)

Other income (expenses)	3,399,967	-	-	3,399,967

Net income (loss)	$2,993,963	$(5,301)	$-	$2,988,662

See accompanying notes to the condensed consolidated unaudited proforma financial information in the Form 10-Q filed on August 16, 2021 in Note 13 – Acquisition of Score, Inc.

Proforma Note 1. — Basis of presentation

The unaudited pro forma condensed consolidated financial statements are based on Fision Corporation’s (the “Company” or “FISION”) historical consolidated financial statements as adjusted to give effect to the acquisition of Score, Inc. as if it had occurred on May 30, 2021.

Proforma Note 2 —Purchase price allocation

The unaudited pro forma condensed financial information includes various assumptions, including those related to the purchase price allocation of the stock purchase and the assumption certain liabilities assumed from Score, Inc. based on management’s best estimates of fair value. For a description of the material terms of this acquisition of Score, see the section in Item 2 of this quarterly report entitled “Acquisition of Score, Inc.”